EXHIBIT 5.1

Palmer & Dodge LLP

111 Huntington Avenue at Prudential Center

Boston, MA 02199-7613

April 8, 2003

American Towers, Inc.

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We are rendering this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by American Towers, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company, and its parent, which entities are listed as Additional Registrants in the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $808,000,000 aggregate principal amount at maturity of the Company’s 12.25% Senior Subordinated Discount Notes due 2008, which have been registered under the Securities Act (the “New Notes”), for up to $808,000,000 aggregate principal amount at maturity of the Company’s outstanding 12.25% Senior Subordinated Discount Notes due 2008, which have not been so registered (the “Old Notes”). The Old Notes were issued by American Tower Escrow Corporation (“Escrow Corp.”) and, as of the consummation of the Escrow Corp. Merger (as defined below), are guaranteed by the Guarantors under an indenture dated as of January 29, 2003 (the “Indenture”) between Escrow Corp., the Guarantors and The Bank of New York, as trustee (the “Trustee”). On February 27, 2003, Escrow Corp. was merged with and into the Company (the “Escrow Corp. Merger”) and the Company became the successor obligor under the Old Notes and assumed all of Escrow Corp.’s obligations under the Old Notes pursuant to the Indenture. The New Notes will be issued by the Company and guaranteed (the “Guarantees”) by the Guarantors under the Indenture. The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement (the “Exchange Offer”).

We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company and the Guarantors in connection with the authorization, issuance and exchange of the New Notes and the Guarantees. We have made such other examination as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

The Indenture and the New Notes are governed by the laws of the State of New York and, therefore, in rendering our opinion as to the validity and binding effect of the New Notes and the Guarantees, we have relied upon the opinion of Latham & Watkins LLP with respect to matters of New York law. In addition, we have relied upon the opinions of Kean, Miller, Hawthorne, D’Armond, McCowan & Jarman L.L.P., Watkins Ludlam Winter & Stennis, P.A., Keleher & McLeod, PA, Helms, Mulliss and Wicker, PLLC, and Holme Roberts & Owen LLP with respect to certain matters relating to the valid existence of certain of the Guarantors, the corporate power and authority of those Guarantors to execute, deliver and perform the Guarantees, and the due execution and delivery by those Guarantors of the Guarantees under laws of the State of Louisiana, the State of Mississippi, the State of New Mexico, the State of South Carolina, and the State of California, respectively. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the Commonwealth of Massachusetts, Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws) and the federal laws of the United States.

Our opinions set forth below are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law).

Based on the foregoing we are of the opinion that:

1.    The New Notes have been duly authorized by all necessary corporate action of the Company, and when the Registration Statement has become effective under the Securities Act and the New Notes have been duly executed, authenticated and delivered in accordance with the Indenture against receipt of the Old Notes surrendered in the exchange therefor in accordance with the terms of the Exchange Offer, the New Notes will constitute valid and binding obligations of the Company.

2.    The Guarantees, when the New Notes are issued, authenticated and delivered in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their respective terms.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof.

Very truly yours,

/s/ PALMER & DODGE LLP